EXHIBIT 99

PRESS RELEASE                                  COCA-COLA ENTERPRISES INC.
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CONTACT:    Margaret Carton - Investor Relations
            (770) 989-3622

            Laura Asman - Media Relations
            (770) 989-3023

FOR IMMEDIATE RELEASE

               COCA-COLA ENTERPRISES INC. TO CONTINUE
             DISTRIBUTING PRODUCTS OF NORA BEVERAGES INC.
            RATHER THAN COMPLETING ACQUISITION DISCUSSIONS

     ATLANTA, November 6, 1996 -- Coca-Cola Enterprises today announced that the Company has ended negotiations to acquire Nora Beverages Inc. The Company expects to continue distributing Naya products under existing distribution arrangements. Coca-Cola Enterprises has been in discussions with Nora since the signing of a letter of intent on July 17, 1996 with Nora's majority share owner.

     "While we are disappointed that we were unable to reach a final agreement with Nora's share owners, our commitment to continue to distribute Naya reflects our belief that Naya is a quality trademark with tremendous growth potential," stated Summerfield K. Johnston, vice chairman and chief executive officer of Coca-Cola Enterprises. "We remain convinced that the acquisition of a premium water company such as Nora Beverages is an effective way to expand our presence in the water business by enabling us to leverage our strong marketing and distribution system against this important category," continued
Mr. Johnston.

     Coca-Cola Enterprises (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment, distributing 57 percent of The Coca-Cola Company's United States bottle and can volume.
Coca-Cola Enterprises is the sole licensed bottler for products of The Coca-Cola Company in the Netherlands, Belgium, and most of France.
In addition, the Company has a pending transaction to acquire the bottling operations in Great Britain.

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